PINEAPPLE EXPRESS, INC.

INDEPENDENT DIRECTOR RETENTION AGREEMENT

This Independent Director Retention Agreement (“Agreement”) is entered into by and between Pineapple Express, Inc., a Wyoming corporation (“Pineapple Express” and or “Company”) and Eric Kennedy (“Director”). The Agreement is effective as of June 1, 2016 (“Effective Date”). Pineapple Express and Director are sometimes referred to herein collectively, as the “Parties.”

Recitals

WHEREAS, Director has been elected as a member of the board of directors of Pineapple Express for a 12 month term beginning on June 1, 2016;

WHEREAS, Director has agreed to serve as a member of the board of directors of Pineapple Express for the aforementioned term and subject to its in-force articles and bylaws and governing law;

WHEREAS, Pineapple Express wishes to compensate and arrange for compensation for Director as consideration for his expected service as a member of the board of directors;

Terms And Conditions

NOW THEREFORE, in consideration of the mutual promises, agreements and or covenants set forth in this Agreement, the Parties agree as follows:

1. Services Provided By Director. Director agrees, subject to Director’s continued status as a member of the board of directors of the Company, as determined by the stockholders of the Company, to serve as a member of the board of directors of the Company (the “Board”) and, subject to his election thereto, any committee of the Board comprised of Company Board members (“Committee”) as may be formed and as to which he may be elected, and to provide those services (the “Services”) required of a director and, as may be the case Committee member under the Company’s articles and bylaws (“Articles and Bylaws”), as both may be amended from time to time, and under the corporate law of the State of California, the federal securities laws and other state and federal laws and regulations, as may be applicable. Director acknowledges receipt of all of the applicable policies and procedures. Director agrees to timely and accurately file all reports required to be filed by a director of the Company, and grant the Secretary of the Company a limited power of attorney until withdrawn to, as needed, make all filings required under the federal securities laws on behalf of the director as instructed by the undersigned from time to time.

2. Nature of Relationship. Director is an independent director and an independent contractor of the Company and will not be deemed an employee of the Company for purposes of employee benefits, income tax withholding, F.I.C.A. taxes, unemployment benefits or otherwise.

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3. Company Information. The Company will supply to Director, at the Company’s expense: periodic briefings on the business and operations of the Company; director packages for each Board and Committee meeting, at a reasonable time before each meeting; copies of minutes of all stockholders’, Board, and Committee meetings; any other materials that are required under the Articles and Bylaws or the charter of any Committee on which the Director serves; and, any other materials which may, in the reasonable judgment of Director, be necessary or desirable for performing the Services.

4. Representations, Warranties and Covenants of Director. Director represents and warrants that the performance of the Services will not violate any agreement to which Director is a party, or compromise any rights or trust between any other party and Director. Should a conflict of interest come to the attention of Director, Director agrees to disclose same to the Company in a timely manner. Director further agrees that he will comply with all applicable state and federal laws and regulations.

5. Director Compensation and Reimbursement. So long as the Director is on the Board of the Company, the Company shall pay Director a nonrefundable cash retainer of $1,500/month during the term of this Agreement, payable monthly on a day of the month established by the Company so as to be convenient to its affairs, but which shall be consistent each month, from month to month. Immediately upon the execution of this Agreement, the Company shall grant Director 50,000 shares of the Company’s common stock. Those shares will be restricted until September 2017 or the termination of this Agreement, whichever comes first. For each quarter that this Agreement is effective, the Company shall grant to Director 2,500 shares of the Company’s common stock which shall be issued within 15 days after the end of each calendar quarter. The Company will reimburse Director for reasonable and customary expenses incurred in the performance of the Services for travel, lodging and meals promptly upon submission of invoices and receipts for such expenses in a form reasonably acceptable to the Company.

6. Insurance. The Company shall, at its expense and no later than 60 days from execution of this Agreement, cause Director to be covered as an insured for the entire term of the Agreement under a directors’ and officers’ liability insurance policy with at least $2 million in aggregate limits.

7. Term and Termination. This Agreement shall be effective beginning June 1, 2016 and continuing until the last day of Director’s 12 month term as a director of the Company, May 31, 2017, unless earlier terminated as provided herein. This Agreement shall be automatically renewed on the date of Director’s reelection as a director of the Company for the period of such new term unless the Board determines, prior to the beginning of such new term, not to renew this Agreement. This Agreement shall automatically terminate upon the death or disability of Director or upon his resignation or removal from the Board. For purposes of this section, “disability” shall mean the inability of Director to perform the Services for a period of at least 30 consecutive days. In the event of any termination of this Agreement, Director agrees to return any materials received from the Company pursuant to Section 3 (“Company Information”) except as may be necessary to fulfill any outstanding obligations hereunder, if any, and as to those, those shall be returned promptly upon completion of said obligations. Director agrees that the Company has the right of injunctive relief to enforce this provision without need to show irreparable harm, immediacy of harm and without posting any bond. Upon termination of this Agreement, the Company shall promptly pay Director all unpaid, but due, compensation and expense reimbursements accrued through the date of termination, if any.

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8. Confidentiality and Inventions. Director agrees to keep all Company Information provided to him or learned by him in connection with his Service on the Board confidential, subject only to applicable mandatory legal disclosure requirements. Further, any inventions related to the Company’s business regarding which the Director provides advice, input, direction or Services shall belong exclusively to the Company.

9. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior, express written consent of the other party.

10. Governing Law. Except as to matters concerning arbitration, and the separable arbitration provision set forth in this Agreement, which shall be governed by California law, this Agreement shall otherwise be governed by and construed in accordance with and governed by the laws of the State of California without giving effect to the conflict of law principles of the said state.

11. Notices. In order to be effective, all notices and other communications required or permitted hereunder must be in writing and must be delivered by hand or by overnight courier, or certified mail, return receipt requested as follows:

If to the Company:	If to Director:
Pineapple Express, Inc.	Eric Kennedy
Attention: Christopher Plummer	30008 Triunfo Dr.
1901 Avenue of the Stars, 2nd Floor	Agoura Hills, CA 91301
Los Angeles, CA 90067

Each party may furnish an address substituting for the address given above by giving notice to the other party in the manner prescribed by this Section. All notices and other communications will be deemed to have been given upon actual receipt by (or tender to and rejection by) the intended recipient or any other person at the specified address of the intended recipient.

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12. Disputes. Except for the matters specified herein as to which injunctive relief may be pursued, any controversy, claim or dispute arising out of, relating to, or touching on or concerning this Agreement, shall be settled by binding arbitration in Los Angeles, California subject to the Revised Uniform Arbitration Act, or its replacement, as may be in effect in the State of California, with the following exceptions if in conflict: (a) one arbitrator shall be chosen each Party and each Party-appointed arbitrator shall appoint a third; (b) each party to the arbitration will pay its pro rata share of the fees and expenses and fees of the arbitrators, together with other expenses of the arbitration incurred or approved by the arbitrators; and (c) arbitration may proceed in the absence of any party if written notice of the proceeding has been given to such Party. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrators shall be final and conclusive and may be confirmed in any Court of competent jurisdiction. The arbitrators shall not have the right to award punitive damages to either Party.

13. Severability. In the event that any provision of this Agreement is held to be unenforceable under applicable law, this Agreement will continue in full force and effect without such provision and will be enforceable in accordance with its terms.

14. Construction. The titles of the sections of this Agreement are for convenience of Reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” and (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole. Any reference in this Agreement to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or Agreement as it may be modified, varied, amended or supplemented from time to time.

15. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements and understanding other than this Agreement relating to the subject matter hereof.

16. Amendment and Waiver. This Agreement may be amended only by a written agreement executed by the parties hereto. No provision of this Agreement may be waived except by a written document executed by the party entitled to the benefits of the provision. No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement. A waiver will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver.

17. Counterparts. This Agreement may be in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

PINEAPPLE EXPRESS, INC.

By:	/s/ Matthew Feinstein
Matthew Feinstein
Chairman of the Board

DIRECTOR

By:	/s/ Eric Kennedy
Eric Kennedy

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